NEWS RELEASE

FOR IMMEDIATE RELEASE                                 Contact:  Brian Strom
April 15, 2004                                                  (916) 786-1118
                                                                President & CEO

                       SureWest Announces CFO Retirement;
                           Initiates Successor Search


(ROSEVILLE, CALIFORNIA) -SureWest Communications (Nasdaq: SURW) announced today the retirement, effective immediately, of Michael D. Campbell, Executive Vice President and Chief Financial Officer of the company since 1994. The Board of Directors has commenced an immediate search for his successor. Brian Strom, President and CEO of SureWest, will serve as interim Chief Financial Officer while the search is underway. Mr. Strom previously served as the company's Chief Financial Officer from 1989 through 1993, when he became President and CEO.

Kirk C. Doyle, Chairman of SureWest's Board of Directors, issued the following statement: "Mike Campbell has served our company loyally and with dedication for the past ten years as an executive and officer, and for many years prior to joining the company in a professional capacity, during which he achieved a nationally recognized reputation in the areas of telecommunications regulation and finance. After discussions, our Board and Mike agreed that it was a good time for the company to make significant adjustments in the company's accounting and finance area. Mike agreed that it was also an appropriate time for him to step away from the company on a formal basis, although we will continue to look forward to his friendship and assistance with a smooth transition."

About SureWest

With 90 years in Northern California, SureWest and its family of companies represent an integrated network of highly reliable advanced communications products and services. SureWest provides digital cable TV, fiber optics, PCS wireless, DSL, high-speed Internet access, data transport, local and long distance telephone service, and directories with the highest standards of customer care. For more information, visit the SureWest web site at www.surewest.com

Safe Harbor Statement

Statements made in this news release that are not historical facts are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the company's actual results to differ from those projected in such forward-looking statements.

Important factors that could cause actual results to differ from those set forth in the forward-looking statements include, but are not limited to: advances in telecommunications technology, changes in the telecommunications regulatory environment, changes in competition in markets in which the company operates, changes affecting the California economy in general and the Sacramento, California region in particular, the availability of future financing, changes in the demand for services and products, new product and service development and introductions, pending and future litigation and unanticipated changes in the growth of the company's emerging businesses, including the PCS, Internet and CLEC operating entities.

                                       ###